Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Friday, March 31, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
SIGNING DEVELOPMENT FINANCING AND SERVICES AGREEMENT
WITH JAMUL INDIAN VILLAGE
MINNEAPOLIS, March 31, 2006 — Lakes Entertainment, Inc. (Nasdaq) “LACO” today announced that it has signed a development financing and services agreement with the Jamul Indian Village, a federally recognized tribe located near San Diego, California. This agreement will help assist the Jamul Tribe in developing a first class casino with related amenities/services on its existing six acre reservation which the Jamul Tribe will manage (“Casino Project”).
Under the terms of the agreement, in addition to providing development design and construction oversight, Lakes will also advance to the Jamul Tribe sufficient sums to finance the design and construction of the Casino Project. Lakes will receive a flat fee of $15,000,000 for its development design services, and a flat fee of $15,000,000 for its construction oversight services. Each of these fees will be payable to Lakes evenly over the first five years after the opening date of the Casino Project. In connection with Lakes financing of the Casino Project, the Jamul Tribe will pay interest over a ten year period on sums advanced by Lakes equal to the rate charged to Lakes for obtaining the funds necessary plus 5%. Sums previously advanced by Lakes to the Jamul Tribe in connection with the Tribe’s proposed casino resort on land adjacent to the reservation are to be included in the financing for the Casino Project. Tim Cope, President and Chief Financial Officer of the Company stated, “We are extremely excited for the Jamul Indian Village as they take another step forward to achieving economic self-sufficiency. Designing, building and financing a large first class casino on their existing Indian land presents a tremendous opportunity for the Jamul Indian Village and our Company. We look forward to immediately starting the architectural plans and anticipate beginning construction within the next twelve months.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.